Exhibit 2.1

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made and entered into this 31st day of December, 2008 by and among RENAISSANCE ACQUISITION CORP., a Delaware corporation (“Parent”), FCI MERGER SUB I, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub I”), FCI MERGER SUB II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”, and, together with the Merger Sub I, collectively, the “Merger Subs”), FIRST COMMUNICATIONS, INC., a Delaware corporation (the “Company”) and The Gores Group LLC, solely in its capacity as the exclusive representative of the stockholders of the Company (“Stockholders’ Representative”).  Except as otherwise set forth herein, capitalized terms used herein shall have the meanings set forth in the Agreement and Plan of Merger by and among the parties hereto, dated as of September 13, 2008, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 22, 2008 (collectively, the “Agreement”).

WHEREAS, the Agreement provides that Parent shall prepare and file a Registration Statement on Form S-4 registering the issuance of shares of Parent Common Stock pursuant to the Agreement;

WHEREAS, the parties have determined that Parent should instead prepare and file a registration statement pursuant to the requirements of the Securities Act to register the resale of such shares of Parent Common Stock by the recipients thereof;

WHEREAS, the Board of Directors of the Company have approved this Amendment and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Amendment; and

WHEREAS, the board of directors of Parent and Merger Sub I and the sole member of Merger Sub II have approved this Amendment upon the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties agree as set forth below.

ARTICLE I

AMENDMENTS TO AGREEMENT AND PLAN OF MERGER

(a)

Amendments.

(i)

The Agreement shall be revised to strike all references to the defined term “Registration Statement” in Article I and Sections 6.1(c) and 6.1(e).

(ii)

The following definitions in Article I of the Agreement shall be revised to read as follows:

“Parent Stockholders’ Meeting” shall mean the meeting of Parent’s stockholders to consider the approval of this Agreement.

“Proxy Statement” shall mean Parent’s proxy statement prepared for distribution to its stockholders in connection with the Parent Stockholders’ Meeting.

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(iii)

The first sentence of Section 4.27 of the Agreement shall be amended and restated to read in its entirety as follows:

The information to be supplied in writing by the Company for inclusion in the Proxy Statement shall not, at the time the Proxy Statement is first mailed, at the time of the Parent Stockholders’ Meeting and at the time of the filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(iv)

Section 6.1(e)(ii) of the Agreement shall be amended and restated to read in its entirety as follows:

(iii)

As soon as practicable following notification to Parent by the SEC that it has no further comments to the Proxy Statement, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the First Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders’ Meeting, including, without limitation, the matters described in Section 6.1(e)(i).

(v)

Section 6.3(c) of the Agreement shall be amended and restated in its entirety as follows:

(c)

Registration of Shares.  Parent shall file as soon as possible after the Closing, and use its best efforts to become effective within 12 months after the Closing Date, a registration statement under the Securities Act registering the resale of the shares of Parent Common Stock issued pursuant to this Agreement, including EBITDA Stock and Warrant Stock issued pursuant to Section 3.1(a)(iii), shares of Parent Common Stock issuable upon exercise of the New Warrants and the Additional Warrant Stock issued pursuant to Section 3.1(c)(ii).

(vi)

Section 7.3 of the Agreement shall be amended and restated in its entirety as follows:

7.3.

Intentionally omitted.

ARTICLE II

GENERAL PROVISIONS

2.1

Reference to and Effect on the Agreement.  This Amendment modifies the Agreement to the extent set forth herein, is hereby incorporated by reference into the Agreement and is made a part thereof.  Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

2.2

Applicable Law.  This Amendment shall be construed and enforced in accordance with the internal, substantive laws of the State of Delaware.

2.3

Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties to this Amendment.  Electronic or facsimile signatures shall be deemed to be original signatures.

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2.4

Construction; Entire Agreement; Amendment.  The captions preceding the Articles and Sections in this Amendment have been inserted for convenience only and shall not be used to modify, expand or construe any of the provisions of this Amendment.  The Agreement, which includes the exhibits and schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, when combined with the Agreement and the exhibit thereto, constitutes the entire Agreement between the parties hereto with respect to the subject matter contained herein, and it supersedes all prior and contemporaneous agreements, representations and understandings of the parties, express or implied, oral or written.

2.5

Further Assurances.  The parties shall execute such further documents, and perform such further acts, as may be necessary to effect the terms of this Amendment.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 2 to the Agreement and Plan of Merger on the date first above written.

PARENT:

RENAISSANCE ACQUISITION CORP

By:

/s/ Barry W. Florescue

Name:  Barry W. Florescue

Title:  Chairman and Chief Executive Officer

MERGER SUB I:

FCI MERGER SUB I, INC.

By:

/s/ Barry W. Florescue

Name:  Barry W. Florescue

Title:  President

MERGER SUB II:

FCI MERGER SUB II, LLC

BY:

RENAISSANCE ACQUISITION CORP.,

as Sole Member

By:

/s/ Barry W. Florescue

Name: Barry W. Florescue

Title: Chairman and Chief Executive Officer

THE COMPANY:

FIRST COMMUNICATIONS, INC.

By:

/s/ Raymond Hexamer

Name: Raymond Hexamer

Title: Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE:

THE GORES GROUP, LLC

By:

/s/ Mark Stone

Name: Mark Stone

Title:

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